Exhibit 99.1

September 23, 2003
For 7:55 am EDT Release
Contacts:	Shareholders'/Analysts' Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	336-658-5239	336-658-7387
       LOWE'S HOLDS 2003 ANALYST AND INVESTOR CONFERENCE
   -- Updates Guidance for Third Quarter and Fiscal 2003 --
    -- Provides Outlook for 2004 and 2005--
CHARLOTTE, N.C. - Lowe's Companies, Inc. (NYSE: LOW) will tell analysts and investors today in Charlotte at its annual conference that third quarter sales trends remain strong and the company remains optimistic about its current and future prospects.

Third quarter comparable store sales are running ahead of previous expectations for a 5 to 6 percent increase for the quarter.  Based on the solid sales performance in the quarter, Lowe's now expects earnings per share of $0.52 to $0.53 for the third quarter of 2003 and $2.27 to $2.28 for the fiscal year.

"The success Lowe's is enjoying today is a result of a variety of internal initiatives coming together at once," commented
Robert L. Tillman, Lowe's chairman and CEO.  "Our customers tell us we have the best store environment and merchandising in the industry; our integrated logistics infrastructure allows us to get the right products to our stores more efficiently; our growth strategy is solid as our new metro market stores continue to exceed our expectations and lead the company in sales growth; and finally, our motivated employees continue to provide outstanding customer service day-in-and-day-out.

"These factors, coupled with an improving economy and the American consumers' continued commitment to invest in their homes, make us confident that Lowe's is poised for success well into the future," added Tillman.

President Robert A. Niblock will discuss Lowe's "customers first" culture and key merchandising and store operations initiatives.

"Our stores are focused on providing our customers exceptional service and ensuring Lowe's is the first choice in home improvement in every market we serve," commented Niblock.  "Supported by a logistics and distribution backbone unmatched in our industry, our merchants are ensuring our stores remain fresh and merchandising sets compelling to our customers."

     -- more --

Lowe's Holds 2003 Analyst and Investor Conference, Page 2

In providing guidance for fiscal years 2004 and 2005, Robert F. Hull, Jr., senior vice president and CFO, will indicate
Lowe's fundamentals are strong and the company's future outlook remains bright.

"We plan to add 140 and 150 new stores in fiscal 2004 and 2005, respectively, equating to approximately 13 to 15 percent square footage growth per year," said Hull.  "This square footage growth should drive annual sales increases of approximately 17 percent for fiscal 2004 and 2005.  Including the effect of the adoption of Emerging Issues Task
Force (EITF) 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a
Vendor," diluted earnings per share are expected to increase 14 to 15 percent in 2004 and 25 to 26 percent in 2005.
Without the impact of EITF 02-16, we expect earnings growth of approximately 19 to 20 percent for fiscal 2004 and
2005."

Lowe's executives will focus on opportunities to improve store operations, technology solutions and merchandising initiatives which are fundamental to continually improving our customers' shopping experience.  Highlights of those presentations include:

Larry D. Stone, senior executive vice president of operations:
"There is tremendous opportunity for Lowe's continued growth, particularly in the major metropolitan markets.  Our new store organizational structure has positioned us to capitalize on that opportunity, and Lowe's specialty sales initiatives - Installed Sales, Special Order Sales and our Commercial Business Customers - will continue to be drivers of our success."

Dale C. Pond, senior executive vice president of merchandising and marketing:
"Our integrated product line review process is at the heart of our efforts to win customers' loyalty by offering them something different and better than they can get anywhere else.  It's the engine that makes our successful 'up the continuum' and branding strategies work.  In the end, our line reviews result in lower costs, improved margin, more competitive pricing, a better product mix, higher inventory turns, and most importantly, greater customer satisfaction."

Greg Bridgeford, senior vice president of business development:
"Lowe's success for more than half a century is a direct reflection of our efforts to use customer research to guide our way.  Customers have essentially designed our stores through market research, and it's the reason our stores are widely regarded as the best in retailing today.  Success in retail is about listening to your customers, providing them with the products and services they want and exceeding their expectations."

Perry Jennings, senior vice president of human resources:
"Our experienced leadership group and a dedicated store team are keenly focused on serving our customers.
We've implemented several new training programs designed to ensure Lowe's continues to provide knowledgeable advice to our over nine million customers per week.  I'm pleased to report that our bench strength of talented employees is as strong as ever."

     -- more --

Lowe's Holds 2003 Analyst and Investor Conference, Page 3

Steven M. Stone, senior vice president and chief information officer:
"Lowe's is committed to using technology to leverage the investment in our stores and distribution centers and to enhance the in-store shopping experience for our customers.  We're currently rolling out major enhancements to support two of our key sales initiatives, special order and installed sales, and the early results point to a much improved shopping experience for customers, with higher sales, higher tickets, reduced error rates and more productive employees."

Lowe's fiscal third quarter ends on October 31, 2003 with operating results to be publicly released on Monday,
November 17, 2003.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Possible risks and uncertainties regarding these statements include, but are not limited to, the direction of general economic conditions, the availability of real estate for expansion and its successful development, particularly in major metropolitan markets, the availability of sufficient labor to facilitate growth, fluctuations in prices and availability of product, unanticipated impact of competition, legal or regulatory developments, and weather conditions that affect sales.

With fiscal year 2002 sales of $26.5 billion, Lowe's Companies, Inc. is a FORTUNE 100 company that serves approximately nine million customers a week at more than 900 home improvement stores in 45 states. In 2003,
FORTUNE named Lowe's America's Most Admired Specialty Retailer. Based in Wilkesboro, N.C., the 57-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.